Ex. 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Brown Advisory Funds with respect to the Brown Advisory Sustainable Bond Fund and the Brown Advisory Total Return Fund, each a series of shares of Brown Advisory Funds, and to the use of our report dated August 26, 2022 on the financial statements and financial highlights included in the 2022 Annual Report.  Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders which is incorporated by reference into this Registration Statement on Form N-14.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
April 24, 2023